Reznick Group

FINANCIAL STATEMENTS AND
REPORT OF INDEPENDENT
REGISTERED PUBLIC
ACCOUNTING FIRM

MADISON-BELLEFIELD ASSOCIATES LIMITED PARTNERSHIP

DECEMBER 31, 2006

Madison-Bellefield Associates Limited Partnership

TABLE OF CONTENTS

Reznick Group

Reznick Group, P.C.
7700 Old Georgetown Road
Suite 400
Bethesda, MD 20814-6224

Tel: (301) 652-9100
Fax: (301) 652-1848
www.reznickgroup.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
Madison-Bellefield Associates Limited Partnership

We have audited the accompanying balance sheet of Madison-Bellefield Associates Limited Partnership as of December 31, 2006, and the related statements of profit and loss, partners' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor we were engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnerships internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison-Bellefield Associates Limited Partnership as of December 31, 2006, and the results of its operations, the changes in partners' equity (deficit) and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Reznick Group, P.C.

Bethesda, Maryland
March 29, 2007

Madison-Bellefield Associates Limited Partnership

BALANCE SHEET

December 31, 2006

ASSETS

CURRENT ASSETS		
Cash and cash equivalents - held by management agent	$	71,546
Tenant accounts receivable		377
Accounts receivable - PHA		496
Accounts and notes receivable - other		11,186
Total current assets		83,605
DEPOSITS HELD IN TRUST - FUNDED		
Tenant deposits		31,757
PREPAID EXPENSES		
Prepaid property insurance		43,281
RESTRICTED DEPOSITS AND FUNDED RESERVES		
Escrow deposits		88,873
Reserve for replacements		188,202
Painting reserve		7,118
Total deposits		284,193
FIXED ASSETS		
Land		245,000
Buildings and improvements		5,596,243
Building equipment - fixed		377,544
Furnishings		124,153
		6,342,940
Less accumulated depreciation		3,845,161
		2,497,779
OTHER ASSETS		
Mortgage costs, less accumulated amortization of 10,850		5,953
Total assets	$	2,946,568

(continued)

Madison-Bellefield Associates Limited Partnership

BALANCE SHEET - CONTINUED

December 31, 2006

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

CURRENT LIABILITIES		
Accounts payable - operations	$	32,624
Accrued expenses		11,553
Accrued management fee payable - affiliate		5,943
Mortgage payable - first mortgage, current maturities		171,079
Prepaid revenue		298
Total current liabilities		221,497
DEPOSITS LIABILITY		
Tenant deposits held in trust (contra)		30,200
LONG-TERM LIABILITIES		
Mortgage payable - first mortgage, net of current maturities of $171,079		2,376,394
Total long-term liabilities		2,376,394
CONTINGENCY		-
PARTNERS' EQUITY (DEFICIT)		318,477
Total liabilities and partners' equity (deficit)	$	2,946,568

See notes to financial statements

Madison-Bellefield Associates Limited Partnership

STATEMENT OF PROFIT AND LOSS

For the Years Ended: 31-Dec-06			Property Name: Madison-Bellefield Associates Limited Partnership
Part I	Description of Account	Acct #	2006
Rental Income	Rent Revenue - Gross Potential	5120	$ 455,071
	Tenant Assistance Payments	5121	$ 854,561
	Stores and Commercial Rent	5140	$ -
	Other Rental Income	5190	$ 12,333
	Rent Concessions	5250	$ -
	Total Rental Income		$ 1,321,965
Vacancies	Vacancies - Apartments	5220	$ (14,770)
	Vacancies - Commercial	5240	$ -
	Total Vacancy Loss		$ (14,770)
	Net Rental Income		$ 1,307,195
Interest Income	Interest Income - Operations	5410	$ 873
	Interest Income - Residual Receipts	5430	$ -
	Interest Income - Reserve for Replacement	5440	$ 8,917
	Interest Income - Painting and Decorating	5450	
	Total Interest Income		$ 9,790
Other Income	Supportive Services Income	5300	$ -
	Grant Income	5510	$ 41,388
	Service Income	5910	$ 2,535
	NSF and Late Fees	5920	$ 450
	Miscellaneous Income	5990	$ 962
	Total Other Income		$ 45,335
	Total Property Income		$ 1,362,320
Administrative Expenses	Advertising and Renting Expense	6210	$ 1,800
	Office and Telephone Expense	6311	$ 13,921
	Model Apartment Expense	6312	$ -
	Management Fee (5.5%) - affiliate	6320	$ 71,305
	Legal Expense	6340	$ 2,215
	Audit Expense	6350	$ 8,922
	Administrative Fee (Section 8 only)	6351	$ 6,000
	Bad Debts	6370	$ -
	Miscellaneous Administrative Expenses	6390	$ 4,069
	Total Administrative Expenses		$ 108,232
Utility Expenses	Fuel	6420	$ -
	Electricity	6450	$ 72,743
	Water	6451	$ 40,913
	Gas	6452	$ 115,652
	Sewer	6453	$ 16,462
	Total Utility Expenses		$ 245,770

(continued)

Madison-Bellefield Associates Limited Partnership

STATEMENT OF PROFIT AND LOSS - CONTINUED

Part I (continued)	PHFA-Housing Management Division		
	Description of Account	Acct #	2006
Operating and Maintenance Expenses	Janitor/ Maintenance Supplies	6515	$ 3,309
	Operating/ Maintenance Contracts	6520	$ 14,882
	Rubbish Removal	6525	$ 10,947
	Security Payroll/ Contract	6530	$ 50,318
	Repairs Materials	6541	$ 23,816
	Elevator Maintenance	6545	$ 12,329
	Heating and Air Conditioning Maintenance	6546	$ 5,100
	Grounds Maintenance/ Snow Removal	6548	$ 1,591
	Painting and Decorating	6560	$ 11,653
	Vehicle Operation and Repairs	6570	$ -
	Miscellaneous Operating and Maintenance Expense	6590	$ 4,130
	Total Operating and Maintenance Expenses		$ 138,075
Payroll Expenses	Office Salaries	6310	$ 24,413
	Manager Salaries	6330	$ 36,243
	Administrative Rent Free Unit	6331	$ 9,564
	Janitor/ Maintenance Payroll	6510	$ 91,949
	Payroll Taxes	6711	$ 14,792
	Workmen's Compensation	6722	$ 6,614
	Health Insurance and Employee Benefits	6723	$ 50,399
	Total Payroll Expenses		$ 233,974
Taxes and Insurance	Real Estate Taxes	6710	$ 70,422
	Property and Liability Insurance	6720	$ 58,183
	Fidelity Bond Insurance	6721	$ 259
	Misc Taxes and Insurance, Licenses/Permits	6729	$ 827
	Total Taxes and Insurance Expenses		$ 129,691
Financial Expenses	Mortgage Interest	6820	$ 239,334
	PHFA Late Fees	6821	$ -
	Other Interest Payments	6830	$ -
	Mortgage Insurance Premiums	6850	$ -
	PHFA Service Fees	6851	$ 13,165
	PHFA Self Insurance Fees	6855	$ -
	Other Service Fee	6860	$ -
	Investor Service Fee	6870	$ -
	Miscellaneous Financial Expense	6890	$ 467
	Total Financial Expense		$ 252,966
Supportive Service Expenses	Supportive Service Payroll	6910	$ 41,388
	Supportive Service Supplies	6920	$ 967
	Total Congregate Service Expense		$ 42,355
	Total Cost of Operations Before Depreciation		$ 1,151,063
	Profit (Loss) Before Depreciation		$ 211,257
	Depreciation (Total) - 6600 Specify	6600	$ 217,127
	Amortization	6610	$ 600
	Operating Profit or (Loss):		$ (6,470)
Entity Expenses	Interest Income (Entity)	7100	
	Legal Expenses (Entity)	7120	
	Taxes (Federal-State-Entity)	7130	
	Other Expenses (Entity) Partnership administration fee	7190	
	Total Entity Expenses:		$ -
	Net Profit or (Loss):		$ (6,470)

See notes to financial statements

Madison-Bellefield Associates Limited Partnership

STATEMENT OF PARTNERS' EQUITY (DEFICIT)

Year ended December 31, 2006

	General partners	Limited partner	Total
Partners' equity (deficit), December 31, 2005	$ (6,412)	$ 344,244	$ 337,832
Distributions	(65)	(12,820)	(12,885)
Net loss	(65)	(6,405)	(6,470)
Partners' equity (deficit), December 31, 2006	$ (6,542)	$ 325,019	$ 318,477

See notes to financial statements

Madison-Bellefield Associates Limited Partnership

STATEMENT OF CASH FLOWS

Year ended December 31, 2006

Cash flows from operating activities	
Rental receipts	$ 1,296,728
Interest receipts	9,790
Other operating receipts	53,294
Administrative expenses paid	(84,701)
Management fees paid	(71,311)
Utilities paid	(263,537)
Salaries and wages paid	(218,025)
Operating and maintenance expenses paid	(77,589)
Other operating expenses paid	(2,215)
Real estate taxes paid	(64,477)
Property and other insurance paid	(55,941)
Payroll and other taxes paid	(15,619)
Miscellaneous insurance paid	(57,272)
Mortgage interest paid	(239,334)
Mortgage insurance premium paid	(13,165)
Miscellaneous financial expenses paid	(467)
Net tenant security deposits received (paid)	22
Decrease in mortgage escrow deposits	9,574
Congregate service loss - net	(967)
Net cash provided by operating activities	204,788
Cash flows from investing activities	
Net deposits to reserve for replacements	(5,826)
Net withdrawals from other restricted deposits	776
Net purchases of fixed assets	(28,849)
Net cash used in investing activities	(33,899)
Cash flows from financing activities	
Mortgage principal payments	(157,171)
Surplus cash distributions to partners	(12,885)
Net cash used in financing activities	(170,056)
NET INCREASE IN CASH AND CASH EQUIVALENTS	833
Cash and cash equivalents, beginning	70,713
Cash and cash equivalents, end	$ 71,546

(continued)

Madison-Bellefield Associates Limited Partnership

STATEMENT OF CASH FLOWS - CONTINUED

Year ended December 31, 2006

Reconciliation of net loss to net cash provided by operating activities	
Net loss	$ (6,470)
Adjustments to reconcile net loss to net cash provided by operating activities	
Depreciation	217,127
Amortization	600
Changes in asset and liability accounts	
(Increase) decrease in assets	
Tenant accounts receivable	920
Accounts receivable - PHA	(496)
Accounts receivable - other	7,959
Prepaid expenses	2,242
Mortgage escrow deposits	9,574
Tenant security deposits	(1,279)
Increase (decrease) in liabilities	
Increase (decrease) in liabilities	
Accounts payable	(31,302)
Management agent fee payable	(6)
Accrued expenses	5,945
Prepaid revenue	(1,327)
Tenant security deposits	1,301
Total adjustments	211,258
Net cash provided by operating activities	$ 204,788

See notes to financial statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Madison-Bellefield Associates Limited Partnership (the partnership) was organized under the laws of the Commonwealth of Pennsylvania on December 15, 1988 for the purpose of acquiring and operating a low-income residential housing project. The project consists of 158 units located in Pittsburgh, Pennsylvania and is currently operating under the name of Bellefield Dwellings.

Cash distributions are limited by agreement between the partnership and the Pennsylvania Housing Finance Agency (PHFA) to $34,640 per year to the extent of excess revenue as defined by PHFA. Undistributed amounts are cumulative and may be distributed in subsequent years if future operations provide excess revenue in excess of current requirements.

The project has qualified for and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 (Section 42) which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. The project must meet the provisions of these regulations during each of fifteen consecutive years in order to remain qualified to receive the credits.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost. Depreciation is provided for the buildings and improvements in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method over a 27.5-year life. Personal property is depreciated over its estimated service life of seven years using the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are

charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statements of profit and loss.

In accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is recognized for the difference. No asset impairment losses have been recognized during 2006.

Amortization

Mortgage costs are amortized over the term of the mortgage loan using the straight-line method. Accounting principles generally accepted in the United States of America require that deferred mortgage costs be amortized over the term of the loans they are associated with using the effective interest method; however, the effect of using the straight-line method is not materially different from the results that would have been obtained under the effective interest method.

Total amortization expense for the year ended December 31, 2006, was $600. Estimated expenses over each of the next five years are as follows:

December 31, 2007	$	600
2008		600
2009		600
2010		600
2011		600

Accounts Receivable and Bad Debts

Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the property are operating leases.

Cash and Cash Equivalents

The partnership invests all operating cash balances in overnight repurchase agreements with its bank and considers all such investments in U.S. obligations with original maturity dates less than three months to be cash equivalents. The carrying amount of the cash equivalents approximates fair value.

U.S. Obligations

U.S. obligations held in the tax and insurance escrow and the replacement reserve are carried at amortized cost, which approximates fair value, and are classified as held-to-maturity.

NOTE 2 - PARTNERS' CAPITAL CONTRIBUTIONS

The partnership has two general partners which collectively have a 1% interest, Milton A. Washington and Allegheny Housing Rehabilitation Corporation (AHRCO), and one limited partner, American Tax Credit Properties, L.P., which has a 99% interest. Total general partner capital contributions are $400. The limited partner has made capital contributions of $1,047,744.

NOTE 3 - LONG-TERM DEBT

Mortgage Payable

The mortgage note is insured by and payable to PHFA and is collateralized by a deed of trust on the property. The note bears interest at the rate of 8.85%. Principal and interest are payable by the partnership in monthly installments of $33,042 through November 2016.

Under agreements with the mortgage lender, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rent charges, operating expenditures and distributions to partners.

The liability of the partnership under the mortgage note is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

Annual maturities of the mortgage payable over each of the next five years are as follows:

December 31, 2007	$	171,079
2008		186,218
2009		202,697
2010		220,633
2011		240,157

NOTE 4 - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

Management Fee

The property is managed by AHRCO pursuant to a management agreement approved by PHFA. The current management agreement provides for a management fee of 5.5% in 2006 of the project's monthly gross rental income. The amount payable under this agreement is $5,943 at December 31, 2006. The fee charged to operations during 2006 was $71,305.

Payroll Reimbursements

All payroll reflected in the accompanying statements of profit and loss represents a reimbursement to AHRCO.

Partnership Administration Fee

The partnership has entered into a partnership administrative services agreement with the general partners for their services in managing the business of the partnership. The annual fee is equal to 50% of net cash flow available for distribution as defined in the partnership agreement with a maximum of $250,000. No fee was incurred during 2006.

Cash and Cash Equivalents

The managing agent utilizes a central overnight cash investment account for deposits for properties under its management. The cash is held and invested by the property manager. At all times specific property cash can be accounted for; however the name on the bank account is that of the property manager. Accordingly, such funds have been classified as cash and cash - equivalents - held by management agent. The cash account balance related to regulated properties within the concentration account is not permitted to go below zero. Investment income earned and expenses incurred are allocated to each property based on its monthly average balance.

NOTE 5 - PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS

All profits and losses are allocated 1% to the general partners and 99% to the limited partner.

Distributable cash flow, as defined by the partnership agreement, is distributable 1% to the general partners and 99% to the limited partner, however, cash distributions are limited by agreement between the partnership and PHFA to the extent of excess revenue as defined by PHFA.

Gain, if any, from a sale, exchange or other disposition of the property owned by the partnership is allocable as follows:

1. To all partners having negative balances in their capital accounts prior to the distribution of any sale or refinancing proceeds, an amount of such gain to increase their negative balance to zero.

2. 1% to the general partners and 99% to the limited partner until the limited partner has received an amount equal to its gross capital contribution as defined in the partnership agreement.

3. The remainder of such gain, if any, 50% to the general partners and 50% to the limited partner.

Loss from a sale is allocable as follows:

1. To the partners such that after such allocation their respective capital accounts will be proportionate to their interests.

2. To the partners until each partner's capital account equals their capital contribution.

Any remaining loss is allocated to the partners in accordance with the manner in which they bear the economic risk of loss.

NOTE 6 - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

The Federal Housing Administration (FHA) has contracted with the partnership under Section 8 of Title II of the Housing and Community Development Act of 1974 to make housing assistance payments to the partnership on behalf of qualified tenants. The initial contract expired on November 16, 1981, and has seven five-year renewal options which extend the contract through November 16, 2016.

NOTE 7 - CONTINGENCY

The project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

NOTE 8 - SERVICE COORDINATOR GRANT

The partnership entered into a Service Coordinator Grant Agreement with the U.S. Department of Housing and Urban Development (HUD). Under this agreement, the project will receive a grant in the amount of $126,273 for a 36 month grant term beginning January 1, 2005 and ending December 31, 2007. Amounts received under this grant shall be used in accordance with the Service Coordinator Program NOFA. During 2006, the partnership received $30,202 in grant proceeds and incurred $30,202 in costs associated with the agreement. At December 31, 2006, $11,186 remains outstanding and is included in accounts and notes receivable other.